Autocallable Quarterly Review Notes due March 11, 2015 with Step-Down Call
Level Feature
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil

Free Writing Prospectus
Filed pursuant to Rule 433 Registration Statement No. 333-178081 February 20,
2014

The securities are designed for investors who desire exposure to WTI crude oil and who seek early exit prior to maturity for a cash payment if, on any of the three Review Dates, the Commodity Price is at or above the specified Call
Level, which will initially be equal to the Initial Commodity Price but will decrease progressively over the term of the securities. If the securities are not called prior to maturity, investors will receive a fixed cash payment if the Final Commodity Price at or above the then applicable Call Level and are protected at maturity against up to a 20% decline in the Final Commodity Price from the Initial Commodity Price but will lose some or all of their principal if the Final Commodity Price declines by more than 20%. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.  Investors in the securities should be willing to accept this risk of loss and be willing to forgo interest in exchange for the opportunity to receive a premium payment if the securities are called.

Unsecured obligations of Morgan Stanley maturing March 11, 2015.

The securities are expected to price on February 21, 2014 and are expected to settle on February 26, 2014. The securities will be issued in denominations of
$1,000 per security and integral multiples thereof.
All payments are subject to the credit risk of Morgan Stanley. If Morgan
Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Fees and Commissions:
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley and Co. LLC, the agent, a fixed sales commission of 1% for each security it sells. In addition, JPMorgan Chase Bank, N.A. will purchase securities from
Morgan Stanley and Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

KEY TERMS
Issuer                              Morgan Stanley
Underlying Commodity                West Texas Intermediate Light Sweet Crude Oil
Automatic Early Call                If the Commodity Price on any of the three Review Dates is at or above the then applicable Call
                                    Level as specified below, the
                                    securities will be automatically called for a fixed cash payment per security (the "Call Price")
                                    on the third business day following the
                                    related Review Date (the "Call Date"). The Call Price will vary depending on the applicable
                                    Review Date:
                                    []1st Review Date (June 6, 2014): the Call Level will be equal to 100% of the Initial Commodity
                                     Price, and the Call Price will be
                                    $1,027.50 (corresponding to 102.75% of the Stated Principal Amount)
                                    []2nd Review Date (September 8, 2014): the Call Level will be equal to 95% of the Initial
                                     Commodity Price, and the Call Price will be
                                    $1,055.00 (corresponding to 105.50% of the Stated Principal Amount), or
                                    []3rd Review Date (December 8, 2014): the Call Level will be equal 90% of the Initial Commodity
                                    Price, and the Call Price will be
                                    $1,082.50 (corresponding to 108.25% of the Stated Principal Amount).
Payment at Maturity                 At maturity, if the securities have not previously been called, investors will receive for each security they hold an amount of cash that
                                    will vary depending on the Final Commodity Price, equal to:
                                    []If the Final Commodity Price is at or above the Call Level equal to 85% of the Initial
                                    Commodity Price: $1,110.00 per security
                                    (corresponding to 111.00% of the Stated Principal Amount)
                                    []If the Final Commodity Price is less than the then applicable Call Level but has not declined by more than 20% from the Initial
                                    Commodity Price: the $1,000 Stated Principal Amount, or
                                    []If the Final Commodity Price has declined by more than 20% from the Initial Commodity Price:
                                    $1,000 + ($1,000 x Commodity
                                    Percent Change).
                                    In this scenario, investors will be fully exposed to the negative performance of the Underlying
                                    Commodity, and will lose 1% of
                                    their principal amount for every 1% decline in the Final Commodity Price from the Initial
                                    Commodity Price. For example, if the
                                    Final Commodity Price declines by 50% from the Initial Commodity Price, investors will lose 50%
                                    of their principal.
Call Date                           The third business day following the applicable Review Date.
Commodity Percent Change            The percentage change from the Initial Commodity Price to the Final Commodity Price, calculated as follows:
                                    (Final Commodity Price -- Initial Commodity Price) / Initial Commodity Price
Initial Commodity Price             The Commodity Price on the Pricing Date.
Final Commodity Price               The arithmetic average of the Commodity Prices on each of the five Averaging Dates.
Commodity Price                     On any trading day, the official settlement price per barrel of WTI crude oil on the New York
                                    Mercantile Exchange (the "NYMEX")
                                    Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date
Averaging Dates                     March 2, 2015, March 3, 2015, March 4, 2015, March 5, 2015 and March 6, 2015
Maturity date                       March 11, 2015
Listing                             The securities will not be listed on any securities exchange
CUSIP / ISIN                        61762GBB9 / US61762GBB95
Estimated Value on the Pricing Date Approximately $974.50, or within $10.00 of that estimate. See "Summary of Pricing Supplement" in the accompanying preliminary pricing supplement.

KEY RISKS / CONSIDERATIONS
[] The securities do not pay interest or guarantee the return of any principal at maturity. You could lose your entire initial investment in the securities.
[] Appreciation potential is limited.
[] The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.
[] Investments linked to a single commodity are subject to sharp fluctuations in Commodity Prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseeable ways.
[] The amount payable on the securities is not linked to the performance of the
Underlying Commodity at any time other than the Review Dates and the Averaging
Dates.
[] Investing in the securities is not equivalent to investing in the Underlying
Commodity.
[] Legal and regulatory changes could adversely affect the return on and value of the securities.
[] The securities will not be listed on any securities exchange and secondary trading may be limited.
[] Additional risk factors can be found in the accompanying preliminary pricing supplement and the following pages of this document.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the Commodity Prices on each of the Review Dates and the Final
Commodity Price, as applicable.
 Diagram #1: Automatic Early Call (Starting in June 2014)

[GRAPHIC OMITTED]

 Diagram #2: Payment at Maturity if No Automatic Early Call Occurs

 Commodity Price

1

Autocallable Quarterly Review Notes due March 11, 2015 with Step-Down Call Level Feature Based on the Performance of West Texas Intermediate Light Sweet Crude Oil
Risk Factors
THE SECURITIES DO NOT PAY INTEREST OR GUARANTEE THE RETURN OF ANY PRINCIPAL AT MATURITY — The terms of the securities differ from those of ordinary debt securities in that we do not pay you interest on the securities and do not guarantee to pay you any of the principal at maturity.  Instead, if the securities have not been automatically called prior to maturity, you will receive at maturity for each security you hold an amount in cash that will vary depending on the arithmetic average of the Commodity Prices on five Averaging Dates, which we refer to as the Final Commodity Price.  If the Final Commodity Price has declined by more than 20% from the Initial Commodity Price, you will be fully exposed to the negative performance of the Underlying Commodity, and will lose 1% of your Stated Principal Amount for every 1% decline in the Final Commodity Price from the Initial Commodity Price.  For example, if the Final Commodity Price declines by 50% from the Initial Commodity Price, you will lose 50% of your principal. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

APPRECIATION POTENTIAL IS LIMITED — The appreciation potential of the securities is limited to the fixed return specified for each Review Date and at maturity, regardless of any greater price performance of the Underlying Commodity, which could be significant.  In addition, the Automatic Early Call feature may limit the term of your investment to as short as three months.  If the securities are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

THE MARKET PRICE OF THE SECURITIES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS — Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market.  We expect that generally the market price of the Underlying Commodity on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the Underlying Commodity, the securities will trade differently from the Underlying Commodity.  Factors that may influence the value of the securities include:
•
the market price of the Underlying Commodity and the price of the futures contracts on the Underlying Commodity, including in relation to the Call Levels, and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

•	trends of supply and demand for the Underlying Commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the Underlying Commodity;
•	interest and yield rates in the market;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the price of the Underlying Commodity;
•	the time remaining until the next Review Date and the maturity of the securities; and
•	any actual or anticipated changes to our credit ratings or credit spreads.
In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity and a sale of the securities prior to maturity may result in a loss. For example, you may have to sell your securities at a substantial loss if on that date the Commodity Price is below the then applicable Call Level.
You cannot predict the future prices of the Underlying Commodity based on its historical prices.  If the securities are not called prior to maturity and the Final Commodity Price declines by more than 20% from the Initial Commodity Price, you will be fully exposed to any decline in the Final Commodity Price from the Initial Commodity Price and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the securities will be called prior to maturity or that the Final Commodity Price will be at or above the then applicable Call Level such that you will receive at maturity an amount that is greater than the principal amount of your investment.

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES — You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

INVESTMENTS LINKED TO A SINGLE COMMODITY ARE SUBJECT TO SHARP FLUCTUATIONS IN COMMODITY PRICES, AND THE PRICE OF WTI CRUDE OIL MAY CHANGE UNPREDICTABLY AND AFFECT THE VALUE OF THE SECURITIES IN UNFORESEEABLE WAYS – Investments, such as the securities, linked to the price of a single commodity such as WTI crude oil are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors.  Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.  As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY – The payment on the securities is linked exclusively to the price of WTI crude oil and not to a diverse basket of commodities or a broad-based commodity index.  The price of WTI crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of WTI crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

THE AMOUNT PAYABLE ON THE SECURITIES IS NOT LINKED TO THE PERFORMANCE OF THE UNDERLYING COMMODITY AT ANY TIME OTHER THAN THE REVIEW DATES AND THE AVERAGING DATES  –  Whether the securities will be called on any Call Date and, if the securities have not been called prior to maturity, the amount payable on the securities at maturity will be based on the Commodity Price on the relevant Review Date and the Averaging Dates, as applicable.  Even if the Underlying Commodity appreciates prior to a Review Date or the Averaging Dates, but then drops by such Review Date or Averaging Dates, as applicable: (i) with respect to any of the three Review Dates, the securities may not be called and (ii) with respect to the Averaging Date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the performance of the Underlying Commodity prior to such drop.  Although the actual Commodity Price on the maturity date or at other times during the term of the securities may be higher than the Commodity Price on the Review Dates or the Averaging Dates, the payout on the securities will be based solely on the Commodity Price on the Review Dates or the Averaging Dates, as applicable.

THE AUTOMATIC CALL FEATURE MAY LIMIT THE TERM OF YOUR INVESTMENT TO THREE MONTHS  –  The term of your investment in the securities may be limited to as short as approximately three months by the automatic early call feature of the securities.  If the securities are called prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

2

Autocallable Quarterly Review Notes due March 11, 2015 with Step-Down Call Level Feature Based on the Performance of West Texas Intermediate Light Sweet Crude Oil
Risk Factors

THE SECURITIES WILL NOT BE LISTED AND SECONDARY TRADING MAY BE LIMITED — The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

HEDGING AND TRADING ACTIVITY BY THE CALCULATION AGENT AND ITS AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Commodity), including trading in futures contracts on the Underlying Commodity, and possibly in other instruments related to the Underlying Commodity.  Some of our subsidiaries also trade the Underlying Commodity and other financial instruments related to the Underlying Commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the Initial Commodity Price and, as a result, the applicable Call Level at or above which the Commodity Price must be on any of the Review Dates in order for the securities to be automatically called prior to maturity or, if the securities are not called prior to maturity, the level at or above which the Final Commodity Price must be so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the Underlying Commodity on the Review Dates and the Averaging Dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the amount of cash, if any, you receive at maturity.

THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US.  BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES– Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.
The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.
However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the Issue Date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE– These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities may be influenced by many unpredictable factors” above.

THE CALCULATION AGENT, WHICH IS A SUBSIDIARY OF THE ISSUER, WILL MAKE DETERMINATIONS WITH RESPECT TO THE SECURITIES — As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the Initial Commodity Price, the Commodity Price on each Review Date, the Final Commodity Price, whether the Commodity Price on any of the three Review Dates is at or above the then applicable Call Level and therefore whether the securities will be called following such Review Date and whether a market disruption event has occurred, and, if the securities are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any Commodity Price in the event of a market disruption event, may adversely affect the payout to you on the securities.  In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN WTI CRUDE OIL OR IN FUTURES CONTRACTS OR FORWARD CONTRACTS ON WTI CRUDE OIL — Investing in the securities is not equivalent to investing directly in WTI crude oil or in futures contracts or in forward contracts on WTI crude oil.  By purchasing the securities, you do not purchase any entitlement to WTI crude oil or futures contracts or forward contracts on WTI crude oil.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on WTI crude oil.

AN INVESTMENT LINKED TO COMMODITY FUTURES CONTRACTS IS NOT EQUIVALENT TO AN INVESTMENT LINKED TO THE SPOT PRICES OF PHYSICAL COMMODITIES — The securities have returns based on the change in price of futures contracts on the Underlying Commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related Underlying Commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

DIFFERENCES BETWEEN FUTURES PRICES AND THE SPOT PRICE OF WTI CRUDE OIL MAY DECREASE THE AMOUNT PAYABLE AT MATURITY — The Initial Commodity Price and Final Commodity Price that are used to determine the payment at maturity on the securities are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the Pricing date and Averaging dates, respectively, and will not therefore reflect the spot price of WTI crude oil on such dates.  The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price.  If the contract is in backwardation on the Pricing Date or in contango on the Averaging Dates, the amount payable at maturity on the securities will be less than if the Initial Commodity Price or Final Commodity Price, respectively, was determined with reference to the spot price.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN WTI CRUDE OIL FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, the contract is listed on the NYMEX.  NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  The current maximum daily price fluctuation for futures contracts of WTI crude oil is $10 per barrel for any particular month of delivery.  If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $10 per barrel in either direction after each successive five-minute trading halt.  There are no maximum price fluctuation limits during any one trading session.  Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of WTI crude oil futures contracts and, therefore, the value of the securities.

3

Autocallable Quarterly Review Notes due March 11, 2015 with Step-Down Call Level Feature Based on the Performance of West Texas Intermediate Light Sweet Crude Oil
Risk Factors

LEGAL AND REGULATORY CHANGES COULD ADVERSELY AFFECT THE RETURN ON AND VALUE OF YOUR SECURITIES — Futures contracts and options on futures contracts, including those related to the Underlying Commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.
 For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts.  When adopted, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such commodity or futures contracts on such commodity or related contracts.  Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required, to sell their positions in such commodity or futures contracts on such commodity or related contracts.  While the effects of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such commodity or futures contracts on such commodity and therefore, the value of the securities.

UNITED STATES FEDERAL TAX CONSEQUENCES.  Please read the discussion of United States federal tax consequences, and any related risk factors, in the preliminary pricing supplement describing the terms of the securities.

You can review a graph setting forth the historical performance of the Underlying Commodity in the preliminary pricing supplement describing the terms of the securities. The historical performance of the Underlying Commodity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the Underlying Commodity at any time, including on the Review Dates and the Averaging Dates.

4

Autocallable Quarterly Review Notes due March 11, 2015 with Step-Down Call Level Feature Based on the Performance of West Texas Intermediate Light Sweet Crude Oil
Important Information
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The information provided herein was prepared by sales, trading, or other non-research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author’s and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixed Income Research Departments or others in the Firm.

Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 975 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under applicable law) from Morgan Stanley with respect to an employee benefit plan or to any person acting as a Fiduciary for an employee benefit plan, or as a primary basis for any particular plan investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect to their accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as “prime broker” and lender for a number of hedge funds. As a result, Morgan Stanley may indirectly benefit from increases in investments in hedge funds. Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contained in this communication.

5